Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated August 28, 2025 (which includes an explanatory paragraph relating to VSee Health, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of VSee Health, Inc. as of and for the year ended December 31, 2024, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

San Francisco, California
December 29, 2025